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                                                                    EXHIBIT 5.02


                      [DRAFT - On letterhead of Fenwick & West LLP]

                                   June __, 2004



            Flextronics International Ltd.
            One Marina Boulevard, #28-00
            Singapore 018989

            Ladies and Gentlemen:

                  We have acted as United States counsel for Flextronics
            International Ltd., a Singapore corporation (the "COMPANY"), with respect to the Registration Statement on Form S-3 (Registration No. 333-114970) filed on April 28, 2004, Pre-Effective Amendment No. 1 filed on April 29, 2004 and Pre-Effective Amendment No. 2 to be filed on the date hereof by the Company, with the Securities and Exchange Commission (the "COMMISSION") (as amended from time to time, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of 1933, as amended, for resale by certain selling securityholders (the "SELLING SECURITYHOLDERS") specified in the Registration Statement and the prospectus associated therewith (the "PROSPECTUS"), from time to time, of (i) $200,000,000 aggregate principal amount of the Company's Convertible Junior Subordinated Notes due March 20, 2008 (the "NOTES") and (ii) an aggregate of 19,047,617 ordinary shares of the Company (the "STOCK") issuable upon the conversion of the Notes, which are convertible into such Stock at a conversion rate of approximately 95.2381 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

                  In rendering this opinion, we have examined the Registration
            Statement, the form of the Notes, the Management Certificate addressed to us executed by the Company, the Note Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of March 2, 2003, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

                  In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on the original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
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June __, 2004
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      As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinions expressed herein are not accurate.

      We are admitted to practice law in the state of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the laws of the State of California, and (iii) the existing laws of the state of New York. We render no opinion as to any matters to the extent they are governed by the laws of the Republic of Singapore.

      In connection with our opinion expressed below, we have assumed that the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore and had the corporate power and authority to issue and sell the Notes, and that the Notes have been duly authorized by appropriate corporate actions of the Company.

      With respect to our opinions regarding the valid and binding nature of the Notes, this opinion is qualified by, and is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts, including the following:

            (a) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

            (b) the effect of general principals of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

            (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

            (d) the effect of California, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

      Based upon the foregoing, it is our opinion that the Notes are valid and legally binding obligations of the Company, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration
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June __, 2004
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Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                    Very truly yours,

                                    DRAFT